This document is being filed solely to correct Item 7 to indicate that this is a joint filing of related persons and to include an omitted signature of one of the reporting persons.


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3/A

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Fernandez                         Waldemar
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     6268 Jerico Turnpike
--------------------------------------------------------------------------------
                                    (Street)

    Commack                            NY                  11725
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

      July 24, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

      Interland, Inc. (ILND)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

     July 24, 2000
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                          1,983,123                   D <F1>
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                          6,936,000                   D <F2>
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                             83,400                   I                    By family trust <F3>
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

<F1>   These securities are owned solely by Waldemar Fernandez,  who is a member of a "group" with The Fernandez Family Holding Company, L.P. for purposes of Section 13(d) of the Exchange Act.

<F2>   These  securities  are owned  directly by the  Fernandez  Family  Holding
       Company, L.P., a family limited partnership of which Mr. Fernandez serves as general partner. The limited partnership is a member of a "group" with Mr. Fernandez for purposes of Section 13(d) of the Exchange Act and is designated as a joint reporting person for purposes of this statement. Mr. Fernandex is also deemed to be the indirect beneficial owner of these securities.

<F3>   These securities are held by a trust for the benefit of Mr. Fernandez and certain members of his family.



*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Page 1 of 3 pages

(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Stock Options            <F1>       <F2>            Common Stock           270,000       $3.00          D <F3>
  (right to buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

<F1>  The options for 270,000 shares of common stock vest on the effective date of the issuer's registration statement on Form S-1.
<F2>  The options will terminate on the third anniversary of the effective date of the issuer's registration statement on Form S-1.
<F3>  The options are held solely by Mr. Fernandez.





/s/ Waldemar Fernandez                                            9/11/00
---------------------------------------------            -----------------------
        Waldemar Fernandez                                        Date


**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Page 2 of 3 pages

Joint Filer Information

Name:
The Fernandez Family Holding Company, L.P.

Address:
6268 Jerico Turnpike
Commack, NY  11725

Designated Filer:  Waldemar Fernandez

Issuer and Ticker Symbol:  Interland, Inc. (INLD)
Date of Event Requireing Statement:  7/24/00



Signature:   /s/ Waldermar Fernandez
            The Fernandez Family Holding Company, L.P.
            By:  Waldemar Fernandez, General Partner


Page 3 of 3 pages